Exhibit 10.1

August 16, 2006

"FIRST_NAME" "MIDDLE_NAME" "LAST_NAME"

"ADDRESS_LINE_1"

"CITY", "STATE" "ZIP_CODE"

RE: Letter Agreement dated "GRANT_DATE", Restricted Stock Units Number "NUM"

Grant of Restricted Stock Units (the "Agreement")

Dear "FIRST_NAME":

I am pleased to advise you that on "GRANT_DATE" (the "Date of Grant"), based on Company performance during 2005 and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the "Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") has approved a grant to you of a "Restricted Stock Unit Award" (the "Award"). The Award provides you with the opportunity to earn "SHARES" shares of the Company's Common Stock, or a cash payment equal to the Fair Market Value of such shares.

The Award is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1) Award

The Company hereby grants to you an Award of "SHARES" Restricted Stock Units representing shares of Common Stock, subject to the restrictions and other conditions set forth herein. Such Units are referred to in this Letter Agreement as the "Restricted Units." Restricted Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(2) Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4) below, the Restricted Units shall vest and become payable only if you continue in the employment of the Company. The Restricted Units will vest and become transferable as follows: (a) 50% will vest on August 16, 2007; and (b) the remaining 50% of the Award will vest August 16, 2008.

Restricted Units which become vested and payable shall be paid in shares of Company Common Stock (one share for each Restricted Unit), unless you have timely elected to receive payment in cash. To be timely, your election must be made in writing filed with the Corporate Controller no later than thirty (30) days prior to the date the Restricted Units vest. The amount of the cash payment, if any, shall be equal to the Fair Market Value of the shares that would have been issued, determined on the date of vesting.

(3) Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death, Disability, or Retirement at or after your retirement (which for purposes of the Agreement shall mean termination of employment for any reason other than Cause after age 60), all restrictions will lapse and the Restricted Units will become immediately vested and payable in full in shares of Company Common Stock unless you have made a timely election in accordance with paragraph (2) above to receive cash. If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Units, all non-vested Restricted Units shall be immediately forfeited and all your rights thereunder shall terminate.

(4) Merger, Consolidation or Change in Control

In the event of a Change in Control, all restrictions will lapse and the Restricted Units shall be vested and payable in full. For purposes of this Letter Agreement, "Change in Control" shall be as defined in Section 14 of the Plan, provided that notwithstanding the provisions of Section 14(c) of the Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

(5) Non-Transferability

This Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.

(6) Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company's Corporate Secretary prior to selling any such shares.

Additional information regarding these rules can be found in the Plan's "Summary Description" and the document entitled "Rules Applicable to Restricted Shares".

(7) Stockholder Rights

Because this is an Award of Restricted Units and not actual shares, you will not have any rights of a stockholder with respect to the Restricted Units. You will, however, be entitled to receive a current cash payment equal to all cash dividends or cash distributions paid or made available with respect to the Common Stock as if each Restricted Unit was a share of Common Stock. Your Restricted Units shall be adjusted to reflect any stock dividends or other in-kind dividends or distributions made with respect to the Common Stock until the related Restricted Units have become vested in accordance with this Award and additional Units or amounts resulting from such adjustment shall remain subject to the forfeiture provisions applicable to the Restricted Units to which such dividends or distributions related.

(8) Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Units, generally when payment is made for the Units or when the dividend-related payments are made. The payment shall be made by withholding the necessary amount from any cash payment (or your next normal payroll check with respect to dividend-related payments), and by withholding from any payment of shares of the Company's Common Stock by withholding shares with a value equal to such minimum statutory withholding amount. Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises.

(9) Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan's "Summary Description" and the document entitled "General Information Regarding Restricted Shares". You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10) Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. Nothing herein shall create any right for you to receive, or obligation on the part of the Company to grant to you, any further Awards under the Plan. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11) Conformity with Plan

The Award is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan. Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the "Beneficiary Designation Form" and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

First Midwest Bancorp, Inc.